Exhibit 99.1

November 19, 2012
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Third Quarter Comparable Store Sales Increased 1.8 Percent --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $396 million for the quarter ended November 2, 2012, a 76.0 percent increase over the same period a year ago.  Diluted earnings per share increased 94.4 percent to $0.35.  For the nine months ended November 2, 2012, net earnings increased 10.1 percent from the same period a year ago to $1.67 billion, while diluted earnings per share increased 21.4 percent to $1.42.

Included in the above reported results are charges related to long-lived asset impairments, discontinued projects, and a change in the discount rate applied to self-insurance claims which, in the aggregate, reduced pre-tax earnings for the third quarter by $85 million and diluted earnings per share by $0.05.  For the same period a year ago, reported results included charges related to store closings, long-lived asset impairments, and discontinued projects which, in the aggregate, reduced pre-tax earnings by $368 million and diluted earnings per share by $0.18.

Lowe’s fiscal year ends on the Friday nearest the end of January; therefore, fiscal year 2011 included 53 weeks.  The quarterly comparisons in 2012, which is a 52-week year, are impacted by a shift in comparable weeks.  Sales for the third quarter increased 1.9 percent to $12.1 billion from $11.9 billion in the third quarter of 2011.  The week shift negatively impacted total sales by $62 million or 0.5 percent for the third quarter.  For the nine month period, sales were $39.5 billion, a 2.3 percent increase over the same period a year ago.  The week shift accounted for $192 million or 0.5 percent of the total sales increase for the nine month period.

The week shift had an insignificant impact on diluted earnings per share in the third quarter.  For the nine month period, the week shift contributed approximately $0.02 to diluted earnings per share.

Comparable store sales for the third quarter increased 1.8 percent on a consolidated basis as well as for the U.S. business.  For the nine month period, comparable store sales increased 1.3 percent, while comparable store sales for the U.S. business increased 1.4 percent.  Comparable store sales are based on comparable 13-week periods.

“We are keenly focused on improving our core business,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “Our level of execution is improving and we delivered solid results in the third quarter.  I would like to thank our employees for their continued dedication and customer focus.

“I would also like to express our sympathy for all those impacted by the devastating effects of superstorm Sandy,” Niblock added.  “Our employees are working diligently to help communities recover from the damage.  Additionally, our stores as well as lowes.com are official donation sites for the American Red Cross Disaster Relief Fund, and Lowe’s is contributing $1 million to the relief efforts through various partner organizations.”

Delivering on the commitment to return excess cash to shareholders, the company repurchased $850 million or 29.6 million shares of stock and paid $184 million in dividends in the third quarter.  For the nine month period, the company repurchased $3.6 billion or 124.4 million shares of common stock and paid $524 million in dividends.

As of November 2, 2012, Lowe’s operated 1,750 stores in the United States, Canada and Mexico representing 197.0 million square feet of retail selling space.

A conference call to discuss third quarter 2012 operating results is scheduled for today (Monday, November, 19) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2012 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com/investor until February 24, 2013.

Lowe’s Business Outlook

Fiscal Year 2012 – a 52-week Year (comparisons to fiscal year 2011 – a 53-week year; based on U.S. GAAP unless otherwise noted)
•	Total sales are expected to be approximately flat. On a 52 versus 52 week basis, total sales are expected to increase approximately 2 percent.
•	The company expects comparable store sales to increase approximately 1 percent (on a 52 versus 52 week basis).
•	The company expects to open approximately 10 stores in fiscal year 2012.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 40 basis points.
•	Depreciation expense is expected to be approximately $1.5 billion.
•	The effective income tax rate is expected to be approximately 37.7%.
•	Diluted earnings per share of approximately $1.64 are expected for the fiscal year ending February 1, 2013.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, cash flows, store openings, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, pending combination of expiring tax cuts and mandatory reductions in federal spending at the end of 2012, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	November 2, 2012		October 28, 2011		November 2, 2012		October 28, 2011
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$12,073	100.00	$11,852	100.00	$39,475	100.00	$38,579	100.00

Cost of sales	7,930	65.68	7,815	65.94	25,933	65.70	25,208	65.34

Gross margin	4,143	34.32	4,037	34.06	13,542	34.30	13,371	34.66

Expenses:

Selling, general and administrative	3,023	25.03	3,233	27.27	9,436	23.91	9,583	24.84

Depreciation	371	3.08	361	3.05	1,111	2.81	1,098	2.84

Interest - net	114	0.95	91	0.77	313	0.79	269	0.70

Total expenses	3,508	29.06	3,685	31.09	10,860	27.51	10,950	28.38

Pre-tax earnings	635	5.26	352	2.97	2,682	6.79	2,421	6.28

Income tax provision	239	1.98	127	1.07	1,012	2.56	904	2.35

Net earnings	$396	3.28	$225	1.90	$1,670	4.23	$1,517	3.93

Weighted average common shares outstanding - basic	1,126		1,250		1,163		1,283

Basic earnings per common share (1)	$0.35		$0.18		$1.43		$1.17

Weighted average common shares outstanding - diluted	1,128		1,252		1,165		1,286

Diluted earnings per common share (1)	$0.35		$0.18		$1.42		$1.17

Cash dividends per share	$0.16		$0.14		$0.46		$0.39

Retained Earnings
Balance at beginning of period	$14,199		$16,060		$15,852		$17,371
Net earnings	396		225		1,670		1,517
Cash dividends	(180)		(176)		(530)		(498)
Share repurchases	(813)		-		(3,390)		(2,281)
Balance at end of period	$13,602		$16,109		$13,602		$16,109

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $393 million for the three months ended November 2 , 2012 and $223 million for the three months ended October 28 2011. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,659 million for the nine months ended November 2, 2012 and $1,505 million for the nine months ended October 28, 2011.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	November 2, 2012		October 28, 2011		November 2, 2012		October 28, 2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$396	3.28	$225	1.90	$1,670	4.23	$1,517	3.93

Foreign currency translation adjustments	8	0.07	(35)	(0.29)	7	0.02	(8)	(0.01)

Net unrealized investment (losses)/gains	(2)	(0.02)	(1)	-	-	-	1	-

Other comprehensive income/(loss)	6	0.05	(36)	(0.29)	7	0.02	(7)	(0.01)

Comprehensive income	$402	3.33	$189	1.61	$1,677	4.25	$1,510	3.92

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		November 2, 2012	October 28, 2011	February 3, 2012
Assets

Current assets:
Cash and cash equivalents		$1,091	$675	$1,014
Short-term investments		209	294	286
Merchandise inventory - net		8,995	8,990	8,355
Deferred income taxes - net		235	237	183
Other current assets		300	227	234

Total current assets		10,830	10,423	10,072

Property, less accumulated depreciation		21,591	21,888	21,970
Long-term investments		350	705	504
Other assets		1,182	850	1,013

Total assets		$33,953	$33,866	$33,559

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$45	$590	$592
Accounts payable		5,416	5,242	4,352
Accrued compensation and employee benefits		581	622	613
Deferred revenue		788	789	801
Other current liabilities		1,784	1,913	1,533

Total current liabilities		8,614	9,156	7,891

Long-term debt, excluding current maturities		9,004	6,025	7,035
Deferred income taxes - net		486	322	531
Deferred revenue - extended protection plans		720	687	704
Other liabilities		904	867	865

Total liabilities		19,728	17,057	17,026

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
November 2, 2012	1,123
October 28, 2011	1,260
February 3, 2012	1,241	561	630	621
Capital in excess of par value		9	24	14
Retained earnings		13,602	16,109	15,852
Accumulated other comprehensive income		53	46	46

Total shareholders' equity		14,225	16,809	16,533

Total liabilities and shareholders' equity		$33,953	$33,866	$33,559

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	November 2, 2012	October 28, 2011
Cash flows from operating activities:
Net earnings	$1,670	$1,517
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,185	1,171
Deferred income taxes	(113)	(200)
Loss on property and other assets - net	69	407
Loss on equity method investments	38	7
Share-based payment expense	75	81
Net changes in operating assets and liabilities:
Merchandise inventory - net	(640)	(669)
Other operating assets	(150)	119
Accounts payable	1,064	892
Other operating liabilities	310	567
Net cash provided by operating activities	3,508	3,892

Cash flows from investing activities:
Purchases of investments	(1,333)	(1,200)
Proceeds from sale/maturity of investments	1,563	1,672
Property acquired	(947)	(1,264)
Change in equity method investments	(157)	(204)
Proceeds from sale of property and other long-term assets	105	26
Other - net	(14)	(13)
Net cash used in investing activities	(783)	(983)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	1,984	-
Repayment of long-term debt	(580)	(28)
Proceeds from issuance of common stock under share-based payment plans	102	55
Cash dividend payments	(524)	(470)
Repurchase of common stock	(3,643)	(2,434)
Other - net	11	(9)
Net cash used in financing activities	(2,650)	(2,886)

Effect of exchange rate changes on cash	2	-

Net increase in cash and cash equivalents	77	23
Cash and cash equivalents, beginning of period	1,014	652
Cash and cash equivalents, end of period	$1,091	$675